Exhibit 4.4

HEARTBEAM, INC.

AMENDMENT NO. 2 TO 2015 NOTE SUBSCRIPTION AGREEMENTS

This Amendment No. 2 to 2015 Note Subscription Agreements (this “Amendment”) is made and entered into as of March 2, 2017, (the “Effective Date”) by and among HeartBeam, Inc., a Delaware corporation (the “Company”) and certain of the persons and/or entities (each, an “Investor” and together, the “Investors”) set forth on the signature pages to the Subscription Agreements (as defined below). Capitalized terms not defined herein shall have the terms ascribed to them in the Subscription Agreements (as defined below) or the Notes (as defined below).

RECITALS

A. The Company and the Investors are parties to certain 2015 Note Subscription Agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”), each by and between the Company and the Investor set forth on the signature page thereto.

B. The Company sold and issued, and the Investors purchased convertible promissory notes in the aggregate principal amount of approximately $2,000,000 (each, a “Note” and together, the “Notes”), pursuant to the Subscription Agreements.

C. Recital B of each Subscription Agreement provides that the aggregate amount of Note principal issued and sold pursuant to all such Subscription Agreements shall not exceed $2,000,000.

D. Section 4(a) of each Subscription Agreement provides that the Subscription Agreements may be amended only upon the written consent of the Company and the Investors representing a majority of all principal then owing pursuant to outstanding Notes issued pursuant to the Subscription Agreements (a “Majority in Interest of Investors”).

E. The Company and the undersigned Investors, representing a Majority in Interest of Investors, wish to increase the aggregate principal amount of all Notes available for sale pursuant to Subscription Agreements to $2,500,000.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Recital B. Effective as of the Effective Date, Recital B of each Subscription Agreement is hereby amended, restated and replaced in its entirety with the following language:

“B. The Company may, in its sole discretion, issue and sell additional 2015 convertible promissory notes in a form substantially similar to the Note (each, also a “Note” and together with all other Notes, the “Notes”) to certain other investors identified by the Company from time to time (each, also an “Investor” and together with all other Investors, the “Investors”) pursuant to a 2015 note subscription agreement in a form substantially similar to this Agreement (each, also an “Agreement” and together with all other Agreements, the “Agreements”), provided the aggregate amount of Note principal issued and sold pursuant to all such Agreements does not exceed $2,500,000.”

2. Miscellaneous.

(a) Amendment. This Amendment may not be amended, waived, discharged or terminated other than by a written instrument referencing this Amendment and signed by the Company and the Investors representing a Majority in Interest of Investors.

(b) Governing Law. This Amendment and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c) Entire Agreement. This Amendment, the Notes and the Subscription Agreements, (to the extent not hereby amended), including the exhibits attached thereto, constitute the full and entire understanding and agreement between the parties for the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner for the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

(d) Severability. If any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amendment, and such court will replace such illegal, void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amendment shall be enforceable in accordance with its terms.

(e) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(signature page follows)

The parties are executing this Amendment No. 2 to 2015 Note Subscription Agreements effective as of the Effective Date.

COMPANY:

HEARTBEAM, INC.

By:	/s/ Richard Brounstein
Name:	Richard Brounstein
Title:	CFO

HeartBeam, Inc.

Amendment No.2 to 2015 Note Subscriptions Agreements

The parties are executing this Amendment No. 2 to 2015 Note Subscription Agreements effective as of the Effective Date.

INVESTOR:

By:	/s/ Wim Elfrink

Print Signatory Name:	Wim Elfrink

Investor Name:	WPE Ventures Partnership (applicable if stockholder is an entity)

Title:	President
(applicable if stockholder is an entity)

INVESTOR:

By:	/s/ William A. Lanfri

Print Signatory Name:	William A Lanfri

Investor Name:	Pont Holdings, LLC
(applicable if stockholder is an entity)

Title:	Manager
(applicable if stockholder is an entity)

HeartBeam, Inc.

Amendment No.2 to 2015 Note Subscriptions Agreements

The parties are executing this Amendment No. 2 to 2015 Note Subscription Agreements effective as of the Effective Date.

INVESTOR:

By:	/s/ Stephen P. Mullaney

Print Signatory Name:	Stephen P. Mullaney

Investor Name:	The Mullaney Family Trust dated December 13, 1994, as amended
(applicable if stockholder is an entity)

Title:	Trustee
(applicable if stockholder is an entity)

INVESTOR:

By:	/s/ Willem Pieter Elfrink

Print Signatory Name:	Willem Pieter Elfrink

Investor Name:	Elfrink Living Trust
(applicable if stockholder is an entity)

Title:	Trustee
(applicable if stockholder is an entity)

INVESTOR:

By:	Branislav Vajdic

Print Signatory Name:	/s/ Branislav Vajdic

HeartBeam, Inc.

Amendment No.2 to 2015 Note Subscriptions Agreements